American Commerce Solutions, Inc.
Daniel L. Hefner
Chief Executive Officer/President
1400 Chamber Drive
Bartow, Florida 33830
Office 863-533-0326
Cell 813-244-9843
danshirlh@msn.com
www.aacssymbol.com

March 31, 2016

3 Sisters Trust
7841 South Gatfield Way,
Centenial CO, 80122

Re: Acquisition of Best Way Auto & Truck Rental, Inc. from 3 Sisters Trust

This letter agreement sets for the goals and objectives of a related series of transactions intended to transfer voting and management control of American Commerce Solutions, Inc. (AACS) to 3 Sisters Trust (3 Sisters) in exchange for all of the issued and outstanding equity securities of Best Way Auto & Truck Rental, Inc. (Best Way). Reference is made to the reports filed by AACS pursuant to Section 15(d) of the Securities Exchange Act of 1934 for information about AACS. AACS is subject to such reporting requirements by virtue of approximately 2,000 stockholders of record.

Upon your acceptance of this letter agreement, evidenced by your signature below, AACS will immediately issue to 3 Sisters 342,709,427 shares of its common stock (comprised of 522,000 shares held in treasury and 342,187,427 unissued shares, a total of 22.85%, resulting in AACS' entire 1,500,000,000 shares of authorized common stock being issued) in exchange for all of Best Ways' issued and outstanding equity securities (Best Way Securities). Best Way will be evaluated within a reasonable period after the signing of this agreement and additional shares based upon that valuation will be issued to Three Sisters Trust such that the voting rights of the Trust is no less than 51% of the issued and outstanding common stock of AACS. This will require an increase in the authorized shares of the company to accomplish as soon as practical considering corporate issues.

Best Way will be a wholly owned subsidiary of AACS following the stock for exchange (Exchange). Concurrent with the Exchange, Robert Maxwell will resign as chair of the board but not as a director, Frank D. Puissegur will resign from all positions he holds with AACS (director and chief financial officer) and AACS' board will appoint the following persons as additional directors and elect the following persons as executive officers, identified following their names: Jack Thompson (Consultant / Advisor); Steffan Dalsgaard (Consultant / Advisor); John Keena (Director and Chief Financial Officer);. The actions and transactions described in this paragraph shall be deemed to be complete prior to 5:00pm. Eastern Daylight Saving Time today , notwithstanding a need to complete the supporting documentation for the Exchange, appointments and elections promptly thereafter.

SD

In connection with the actions and transactions effected by the preceding paragraph, the following understandings, goals and objectives shall apply:

- The parties will promptly issue a joint press release announcing the Exchange, the Exchange, the resignations, the appointments and the elections described in paragraph 2.
- AACS will file a report on Form 8-K pursuant to Section 15(d) of the Securities Exchange Act of 1934, disclosing the Exchange, the resignations, the appointments and the elections described in paragraph 2.
- Best Way will deliver current financial statements to AACS and the financial and accounting records of Best Way will support and audit of the financial statements suitable for file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934. An audit of Best Way's financial statements will commence promptly for purposes of amending the report on Form 8-K.
- Daniel Hefner shall remain as a director, CEO and _President of AACS for at least one year or a reasonable transition period at the discretion of the board.
- Robert Maxwell shall remain as a director at the pleasure of the board, and shall voluntarily resign when requested.
- Two Delaware corporations, both with the name of American Commerce Solutions, Inc. and neither of which are in good standing, shall be revived at the expense of AACS, The Delaware corporations and a Florida corporation, in good standing, also named American Commerce Solutions, Inc. shall be merged or otherwise consolidated (at the expense of AACS) with the state of incorporation of surviving corporation to be chosen the by the board of directors.
- The corporation surviving the merger or consolidation will engage in a reverse stock split, for the purpose of adjusting its capitalization for purposes of market valuation and recovering authorized but unissued shares for capital raising purposes.
- The parties acknowledge that the number of shares of common stock AACS is authorized to issue and used for purposes of the transactions covered by this letter agreement is based on the authorized capital of the Florida corporation and neither of the Delaware corporations whose authorized common stock is 350,000,000 shares.
- The current, wholly owned subsidiary of AACS, International Machine & Welding, Inc. (IMW), shall continue with the sale of its business and assets under the exclusive control of Messrs. Hefner and Maxwell.
- AACS shall transfer IMW to Messrs. Hefner and Maxwell or to an entity they designate and such transfer will occur based on consideration to be determined from facts and circumstances, including but not limited to intercompany and related party debt and other relevant facts.

SD

- Messrs. Hefner and Maxwell will retain shares of AACS equal to not less than ten percent of the total issued and outstanding common stock (150,000,000 upon completion of the Exchange) plus 116,000,000 shares issued in reliance on registration on Form S-8. Upon the increase in the authorized shares, the ten (10) per cent retained by Hefner and Maxwell shall be adjusted accordingly.

- Messrs. Hefner and Maxwell and their wholly owned corporation, International Commerce & Finance, Inc., will be paid in installments to be determined over a 12 month period an aggregate sum of $425,000.00 for their sale of additional shares of AACS common stock owned by them to 3 Sisters or its designees.
- Intercompany debt due to IMW from AACS and due to related parties of AACS will be dealt with to remove all such liabilities from the balance sheet of AACS, leaving only liabilities to third, unrelated parties.
- AACS has been leasing office space from and paying salaries/compensation of IMW accounting personnel for their services to AACS. For a period of not less than one year following the Exchange, AACS' rent will be reduced to one-half its current rate and it will pay one-half of the salaries/compensation of IMW accounting personnel. After such one year period, AACS will have the option to renew the lease and continue the use of IMW accounting personnel at the same costs for an additional one year period.
- The parties will proceed promptly following the Exchange and the documentation thereof to structure, document and consummate the goals and objectives outlined above.

If the Exchange described in the second paragraph and the goals and objectives described in the fourth paragraph are acceptable to you, please countersign the enclosed copy of this agreement and return it to the undersigned. Upon your acceptance, both AACS and 3 Sisters will deem the Exchange, the resignations, the appointments and the elections to have been completed. Beginning April 1, 2016, all parties will move with all deliberate speed to prepare, execute and exchange a definitive stock exchange agreement, board actions, irrevocable instructions to Jersey Stock Transfer to issue AACS shares to 3 Sisters, the delivery of the Best Way Securities to AACS accompanied by a medallion guaranteed stock power and to achieve the goals and objectives outlined in the third paragraph.

Very truly yours,

Daniel L. Hefner

Chief Executive Officer

Accepted and Agreed:

Daniel L. Hefner

Three Sisters Trust, Inc.

Trustee

Accepted and Agreed

John Keenan

SP JK